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                                                                      Exhibit 12

                      HECLA MINING COMPANY

            FIXED CHARGE COVERAGE RATIO CALCULATION

        For the Six Months Ended June 30, 2000 and 1999
                 (In thousands, except ratios)

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
                                                Six Months    Six Months
                                                   2000          1999
                                                ----------    ----------

Income (loss) before income taxes,
  extraordinary item and cumulative
  effect of change in accounting principle      $ (23,259)    $   2,375

Add:  Fixed Charges                                 8,304         6,840
Less:  Capitalized Interest                           - -           - -
                                                ---------     ---------

Adjusted income (loss) before income taxes,
  extraordinary item and cumulative effect
  of change in accounting principle             $ (14,955)    $   9,215
                                                =========     =========

Fixed charges:
  Preferred stock dividends                     $   4,025     $   4,025
  Income tax effect on preferred
    stock dividends                                   - -           279
  Interest portion of rentals                         552           654
  Interest expense                                  3,727         1,882
                                                ---------     ---------

Total fixed charges                             $   8,304     $   6,840
                                                =========     =========

Fixed Charge Ratio                                    (a)          1.35

Write-downs and other noncash charges:
  DD&A(b) (mining activity)                     $  12,073     $  11,944
  DD&A(b) (corporate)                                 144           173
  Reduction in carrying value of mining
    properties                                      9,072           - -
  Provision for closed operations and
    environmental matters                           3,498           610
                                                ---------     ---------

                                                $  24,787     $  12,727
                                                =========     =========

(a)Earnings for period are inadequate to cover fixed charges.
(b)"DD&A" is an abbreviation for "depreciation, depletion and amortization."
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